Exhibit 99.1
ViewRay Announces First Quarter 2023 Results
DENVER, May 10, 2023 — ViewRay, Inc. (Nasdaq: VRAY) (the "Company") today announced financial results for the first quarter ended March 31, 2023.
First Quarter 2023 Highlights
•Total revenue for the first quarter 2023 was approximately $22.5 million, primarily from three revenue units, compared to approximately $18.9 million, primarily from three revenue units, in the first quarter of 2022.
•Received 13 new orders for MRIdian systems, totaling $68.3 million.
•Total backlog increased to $411.0 million as of March 31, 2023, compared to approximately $331.0 million as of March 31, 2022.
•Cash and cash equivalents, inclusive of restricted cash, was $85.5 million as of March 31, 2023.
•Net loss for the first quarter 2023 was $28.9 million, compared to a net loss of $25.8 million in the first quarter of 2022.
•Adjusted EBITDA was a loss of approximately $25.2 million in the first quarter 2023 compared to an adjusted EBITDA loss of approximately $21.3 million in the first quarter 2022.See “Use of Non-GAAP Financial Measures” below.
The Company has begun a cost reduction program with expected annual savings of $19.0 million - $23.0 million, of which approximately 65% of the savings will be realized in fiscal year 2023. The program includes a reduction in discretionary spending and a workforce reduction of approximately 11%. We expect to incur restructuring charges of approximately $1.8 million associated with the workforce reduction. We are prepared to take further cost measures if necessary.
As part of our announced reductions, Bill Burke will step down as CFO. Bill has led extensive planning to prepare us for the potential pathways that lie ahead. We are grateful for his efforts. Jake Signoriello, who has served as our VP of Finance and Investor Relations, has agreed to serve as CFO in an interim capacity as we go forward.
“Our priority remains to ensure we pursue the path that is most favorable for our stakeholders and that the clinical benefits of MRIdian’s transformative technology are fully accessible to physicians, hospitals, and patients globally. In line with this, we are evaluating with Goldman Sachs strategic alternatives, including a corporate sale, merger, or other business combination. Concurrently, we are taking steps to reduce operating expenses and cash usage,” said Scott Drake, President and CEO of ViewRay.
Financial Results
Total revenue for the three months ended March 31, 2023 was $22.5 million compared to $18.9 million for the same period last year.
Total cost of revenue for the three months ended March 31, 2023 was $24.0 million compared to $18.8 million for the same period last year.
Total gross loss for the three months ended March 31, 2023 was $1.4 million, compared to gross profit of $0.1 million for the same period last year.

Total operating expenses for the three months ended March 31, 2023 were $28.2 million, compared to $27.6 million for the same period last year.
Net loss for the three months ended March 31, 2023 was $28.9 million, or $(0.16) per share, compared to $25.8 million, or $(0.14) per share, for the same period last year.
ViewRay had total cash and cash equivalents, excluding restricted cash, of $81.3 million at March 31, 2023.
Non-GAAP adjusted EBITDA for the three months ended March 31, 2023 was a loss of $25.2 million, compared to a loss of $21.3 million for the same period last year. We define adjusted EBITDA as EBITDA (defined as net income before net interest expense, depreciation, and amortization), adjusted for impairment of assets, non-cash equity-based compensation, non-cash changes in warrant liability valuations, and non-recurring costs. Refer to the schedule below for a reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA.
Financial Guidance
Given the current market conditions and ongoing strategic process, the Company is withdrawing guidance issued on February 27, 2023 and as revised on April 13, 2023.
Conference Call and Webcast
ViewRay will hold a conference call to discuss results on Wednesday, May 10, 2023 at 4:30 p.m. ET / 1:30 p.m. PT. The dial-in number is (833) 470-1428 and the confirmation number is 133683. A live webcast of the conference call will be available on the investor relations page of ViewRay's corporate website at https://investors.viewray.com/events-and-webinars.
After the live webcast, a replay will remain available online on the investor relations page of ViewRay's website, under "Financial Events and Webinars."
Use of Non-GAAP Financial Measures
ViewRay reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”) and the rules of the Securities and Exchange Commission. To supplement its financial statements prepared and presented in accordance with GAAP, ViewRay uses adjusted EBITDA as a non-GAAP financial measure. ViewRay has supplemented its GAAP net loss with a non-GAAP measure of adjusted EBITDA. We define adjusted EBITDA as EBITDA (defined as net income before net interest expense, depreciation, and amortization), adjusted for impairment of assets, non-cash equity-based compensation, non-cash changes in warrant liability valuations, and non-recurring costs. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company and facilitates a meaningful comparison of results for current periods with previous operating results. Management uses adjusted EBITDA for both strategic and annual operating planning.
Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA:
•does not reflect any charges for the assets being depreciated and amortized that may need to be replaced in the future;
•does not reflect the significant interest expense or the cash requirements necessary to service interest or, if any, principal payments on our debt;
•does not reflect the impact of write-downs of long-lived assets;
•does not reflect the impact of share-based compensation upon our results of operations;
•does not reflect the impact of changes in fair value of our warrant liabilities; and
•does not include certain expenses that are non-recurring, infrequent and unusual in nature.

A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA for the first quarter end March 31, 2023 and 2022 is provided in the schedules below.
About ViewRay®
ViewRay, Inc. (Nasdaq: VRAY), designs, manufactures, and markets the MRIdian® MR-Guided Radiation Therapy System. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian's high-definition MR was purpose-built to address specific challenges, including beam distortion, skin toxicity, and other concerns that potentially may arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Private Securities Litigation Reform Act. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things statements related to, ViewRay's financial guidance for the full year 2023, anticipated future orders, its consideration of strategic alternatives, anticipated future operating and financial performance, potential cost reductions and the effectiveness of the cost reduction program, treatment results, therapy adoption, innovation, and the performance of the MRIdian systems. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to commercialize the MRIdian Linac System, demand for ViewRay's products, the ability to convert backlog into revenue, the timing of delivery of ViewRay's products, the timing, length, and severity of the COVID-19 pandemic, including its impacts across our businesses on demand, our operations and global supply chains, disruptions in the supply or changes in costs of raw materials, labor, product components or transportation services, including as a result of inflation, the results and other uncertainties associated with clinical trials, the ability to raise the additional funding needed to continue to pursue ViewRay's business and product development plans, the inherent uncertainties associated with developing new products or technologies, competition in the industry in which ViewRay operates, overall market conditions, ViewRay’s ability to effectively reduce costs and cash outflows, the timing of ViewRay’s evaluation of strategic alternatives, whether ViewRay will be able to identify or develop any strategic alternatives, ViewRay’s ability to execute on material aspects of any strategic alternatives, and whether ViewRay can achieve the potential benefits of any strategic alternatives. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its Quarterly Reports on Form 10-Q, as updated periodically with the Company's other filings with the SEC. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

VIEWRAY, INC.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2023	2022
Revenue:
Product	$15,782	$13,426
Service	6,519	5,331
Distribution rights	233	119
Total revenue	22,534	18,876
Cost of revenue:
Product	16,939	13,766
Service	7,025	5,016
Total cost of revenue	23,964	18,782
Gross profit (loss)	(1,430)	94
Operating expenses:
Research and development	8,628	7,870
Selling and marketing	7,991	6,884
General and administrative	11,582	12,814
Total operating expenses	28,201	27,568
Loss from operations	(29,631)	(27,474)
Interest income	1,341	5
Interest expense	(2,626)	(1,064)
Other (expense) income, net	2,057	2,759
Loss before provision for income taxes	$(28,859)	$(25,774)
Provision for income taxes	—	—
Net loss and comprehensive loss	$(28,859)	$(25,774)
Net loss per share, basic and diluted	$(0.16)	$(0.14)
Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	182,310,900	179,740,732

Gross Orders	$68,250	$40,880
Backlog	$410,960	$330,894

VIEWRAY, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2023	2022
GAAP net loss	$(28,859)	$(25,774)
Depreciation and amortization	961	1,244
Stock-based compensation	3,337	5,032
Interest expense	2,626	1,064
Interest income	(1,341)	(5)
Loss (gain) on fair value of warrants (a)	(1,944)	(2,830)
Adjusted EBITDA	(25,220)	(21,269)
_________________
(a) consists of non-cash gain/losses on our outstanding warrants.

Contact:
Investor Relations:
Matt Harrison
Investor Relations
ViewRay, Inc.
1-844-MRIdian (674-3426)
Email: investors@viewray.com

Media Enquiries:
Samantha Pfeil
Marketing Communications
ViewRay, Inc.
Email: media@viewray.com